Exhibit 99.2

Investor Update - January 8, 2016

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual fourth quarter 2015 mainline and consolidated operating statistics. It includes forecasted mainline and consolidated passenger unit revenue (PRASM), total unit revenue (RASM), unit cost excluding fuel (CASMex), estimated economic fuel cost per gallon for the quarter, expected consolidated non-operating expense, and year-to-date share repurchase information.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our fourth quarter earnings release scheduled for January 21, 2016.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Fourth Quarter 2015 Statistics

	Q4 2015	Change Y-O-Y
Revenue passengers (in thousands)	7,928	8.9%
Traffic (RPMs in millions)	8,527	11.6%
Capacity (ASMs in millions)	10,340	12.9%
Load factor	82.5%	(0.9) pt

Forecast Information

	Forecast Q4 2015	Change Y-O-Y	Prior Guidance Dec. 10, 2015	Prior Guidance Dec. 15, 2014 (Change Y-O-Y)
Passenger revenue per ASM (cents) (a)	11.37¢ - 11.41¢	~ (6.5)%	N/A	N/A
Revenue per ASM (cents) (a)	13.29¢ - 13.33¢	~ (6.5)%	N/A	N/A
Cost per ASM excluding fuel and special items (cents)	8.51¢ - 8.55¢	~ (1)%	8.48¢ - 8.52¢	~ (1)%
Fuel gallons (000,000)	131	~ 11%	131	~ 11%
Economic fuel cost per gallon(a)	$1.63	~ (38)%	$1.64	~ (38)%

(a)	Our fourth quarter estimated ranges for revenue per ASM implies a December PRASM year-over-year decline of approximately 9.5% - 10% and a RASM year-over-year decline of approximately 9% - 9.5%.

(b)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions:  crude oil cost - $1.00 ($42 per barrel); refining margin - 36 cents; cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

Nonoperating Income
We expect that our consolidated nonoperating income will be approximately $4 million in the fourth quarter of 2015.

Stock Repurchase
In 2015, Air Group has repurchased 7,208,328 shares of its common stock for approximately $505 million under our repurchase program. Of the total shares repurchased, 1,517,277 shares were repurchased for $120 million under the existing $1 billion repurchase program that began in October 2015. Including dividends, total cash returned to shareholders in 2015 was $608 million. We expect our weighted-average basic and diluted share counts to be approximately 125.9 million and 126.8 million, respectively, for the fourth quarter of 2015.

Special Items
We expect to record a benefit to our income tax expense of approximately $30 million related to amended multiple-year state tax returns. On a GAAP basis, we estimate that the effective income tax rate for Air Group will be approximately 22% - 25% for the fourth quarter and approximately 34% to 35% for full year earnings. This one-time benefit will be excluded from our adjusted earnings.

Additionally, we expect to record special charges of approximately $31 million before taxes (approximately $20 million after tax). These charges are for a $13 million non-cash pension expense associated with a buyout of the obligation for certain terminated, vested plan participants and an $18 million litigation-related matter. These amounts will be excluded from our adjusted earnings and costs per ASM.

ALASKA AIRLINES - MAINLINE

Fourth Quarter 2015 Statistics

	Q4 2015	Change Y-O-Y
Revenue passengers (in thousands)	5,675	9.6%
Traffic (RPMs in millions)	7,708	11.6%
Capacity (ASMs in millions)	9,303	13.0%
Load factor	82.8%	(1.1) pts

Forecast Information

	Forecast Q4 2015	Change Y-O-Y	Prior Guidance Dec. 10, 2015	Prior Guidance Dec. 15, 2014 (Change Y-O-Y)
Passenger revenue per ASM (cents)	10.32¢ - 10.36¢	~ (7)%	N/A	N/A
Revenue per ASM (cents)	12.25¢ - 12.29¢	~ (7)%	N/A	N/A
Cost per ASM excluding fuel and special items (cents)	7.58¢ - 7.62¢	~ (1)%	7.54¢ - 7.58¢	~ (2)%
Fuel gallons (000,000)	113	~ 11%	113	~ 11%
Economic fuel cost per gallon (a)	$1.63	~ (38)%	$1.64	~ (38)%

(a)	Refer to note(a) in the Consolidated forecast section for information on the economic fuel cost per gallon.

Special Items
Refer to Special Items in the Consolidated forecast section.

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